Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Highpower International, Inc. on Form S-8 of our report dated March 28, 2017, with respect to our audits of the consolidated financial statements of Highpower International, Inc. and Subsidiaries as of December 31, 2016 and 2015 and for the years ended December 31, 2016 and 2015 appearing in the Annual Report on Form 10-K of Highpower International, Inc. for the year ended December 31, 2016.

/s/ Marcum Bernstein & Pinchuk llp

New York, New York

December 28, 2017